UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 22, 2010

Cooper Industries plc
__________________________________________
(Exact name of registrant as specified in its charter)

Ireland	1-31330	98-0632292
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5 Fitzwilliam Square, Dublin 2, Ireland		2
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-209-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.02 Results of Operations and Financial Condition.

Second Quarter 2010 Results of Operations.

On July 22, 2010, Cooper Industries plc (the "Company") issued the press release attached hereto as Exhibit 99.1 setting forth the Company's results of operations for the second quarter 2010. The press release includes a reference to free cash flow; the Company's net debt-to-total capitalization ratio; and income from continuing operations and earnings per share for the second quarter 2010, excluding a non-cash after-tax charge. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are set forth in the press release.

Company management believes that the presentation of free cash flow provides investors an efficient means by which they can evaluate the Company’s capacity in the period to reduce debt, repurchase shares and make acquisitions or other investments. Management also uses free cash flow to assess the Company's operating performance and includes free cash flow as a criteria for determining incentive compensation for key employees. Company management believes that the net debt-to-total capitalization ratio provides investors with a supplemental ratio that reflects the Company’s debt leverage if the Company were to use its cash to pay down debt. Finally, Company management believes that adjusting income from continuing operations and earnings per share to exclude the non-cash after-tax charge provides investors with a more meaningful assessment of operating results for 2010 and the comparison to operating results for the comparable periods in 2009.

Item 9.01 Financial Statements and Exhibits.

99.1 Company press release dated July 22, 2010 titled, "Cooper Industries Reports Second Quarter Earnings of $.80 Per Share, Excluding Non-Cash Loss on Previously Announced Tools Joint Venture, an Increase of 51 Percent Compared to Last Year".

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cooper Industries plc

July 22, 2010	By:	/s/ David A. Barta

Name: David A. Barta
Title: Senior Vice President and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Cooper Industries Reports Second Quarter Earnings of $.80 Per Share, Excluding Non-Cash Loss on Previously Announced Tools Joint Venture, an Increase of 51 Percent Compared to Last Year